Exhibit 21.1

COLUMBUS McKINNON CORPORATION

SUBSIDIARIES
(as of March 31, 2012)

CM Insurance Company, Inc. (US-NY)
Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)
Columbus McKinnon de Uruguay, S.A. (Uruguay)
Columbus McKinnon do Brazil Ltda. (Brazil)
Columbus McKinnon de Panama S.A. (Panama)
Crane Equipment & Service, Inc. (US-OK)
Société d’Exploitation des Raccords Gautier (France)
Yale Industrial Products, Inc. (US-DE)
Egyptian-American Crane Co. (40% Joint Venture) (Egypt)
Columbus McKinnon Limited (Canada)
Yale Industrial Products Ltd. (England)
Columbus McKinnon Industrial Products GmbH (Germany)
Columbus McKinnon Asia Pacific Ltd. (Hong Kong)
Hangzhou LILA Lifting and Lashing Co. Ltd. (China)
Columbus McKinnon (Hangzhou) Industrial Products Co. Ltd. (China)
Columbus McKinnon Corporation Ltd. (England)
Columbus McKinnon France S.a.r.l. (France)
Columbus McKinnon Maghreb S.a.r.l AAU (Morocco)
Columbus McKinnon Italia S.r.l. (Italy)
Columbus McKinnon Ibérica S.L.U. (Spain)
Yale Industrial Products Asia Co. Ltd. (Thailand)
Columbus McKinnon Benelux, B.V. (The Netherlands)
Columbus McKinnon PTY, LTD (South Africa)
Yale Lifting & Mining Products (Pty.) Ltd. (South Africa)
Yale Engineering Products (Pty.) Ltd. (South Africa)
Yale Lifting Solutions (Pty.) Ltd. (South Africa)
Pfaff Hoist & Rigging (Pty.) Ltd. (South Africa)
Columbus McKinnon Austria GmbH (Austria)
Columbus McKinnon Hungary Kft. (Hungary)
Columbus McKinnon Russia LLC (Russia)
Columbus McKinnon Kaldirma ESVT, Ltd. (Turkey)
Columbus McKinnon Industrial Products ME FZE (Dubai)
Pfaff Beteiligungs GmbH (Germany)
Columbus McKinnon Engineered Products GmbH (Germany)
Alltec Antriebstechnik GmbH (Germany)
Pfaff Silberblau Utilaje de Ridicat si Transportat S.R.L. (Romania)
Pfaff Silberblau Winden & Hebezuege GesmbH (Austria)
Columbus McKinnon Polska Sp.z.o.o (Poland)
Columbus McKinnon Switzerland AG (Switzerland)
Pfaff Silberblau LTD, UK (England)
Verkehrstechnik Beteiligungs Gmbh (Germany)
Verkehrstechnik Gmbh & Co. KG (Germany)